EXHIBIT 99.1 Two Bethesda Metro Center 14th Floor Bethesda, MD 20814 (301) 951-6122 (301) 654-6714 Fax Info@AmericanCapital.com www.AmericanCapital.com

FOR IMMEDIATE RELEASE: January 5, 2006 Contact: John Erickson, Chief Financial Officer (301) 951-6122

AMERICAN CAPITAL ANNOUNCES PUBLIC OFFERING OF COMMON STOCK

Bethesda, MD - January 5, 2006 - American Capital Strategies Ltd. (Nasdaq:ACAS) announced today that it plans to make a public offering of 4 million shares of its common stock. American Capital expects that the offering will consist of a combination of shares to be offered directly by it and shares to be offered by an affiliate of Wachovia Capital Markets, LLC (the "Counter-Party") in connection with an agreement to purchase common stock from American Capital at a future date. American Capital has granted the underwriter an option to purchase up to an additional 600,000 shares to cover over-allotments.

Wachovia Capital Markets, LLC is the underwriter for the offering.

The offering will be made under American Capital's existing shelf registration statement filed with the Securities and Exchange Commission. In connection with the offering, American Capital will enter into an agreement (the "Forward Sale Agreement") with the Counter-Party and the Counter-Party will agree to borrow and sell shares of American Capital's common stock (the "Forward Shares") at the close of this offering at the same offering price (the "Offering Price") as the shares being offered directly by American Capital.

Under the Forward Sale Agreement, American Capital will agree with the Counter-Party that American Capital must sell to it a number of shares equal to the Forward Shares at the Offering Price per share, subject to certain adjustments. The timing of these sales, which must occur within the next year, will generally be determined by American Capital. American Capital will physically settle the Forward Sale Agreement by delivering shares of common stock to the Counter-Party under the Forward Sale Agreement and the Counter-Party will deliver the Offering Price subject to certain adjustments to American Capital upon each settlement.

American Capital expects to use substantially all of the net proceeds from the sale of its shares, and the subsequent sale of shares under the Forward Sale Agreement, if any, to reduce the borrowings under American Capital's existing revolving credit facilities and to fund investments. Reducing borrowings under the revolving credit facilities will create availability under these facilities, which will generally be used for funding future American Capital investments and general corporate purposes.

This press release is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offering of these securities will be made only by means of a prospectus and a related prospectus supplement. When available, copies of the prospectus and prospectus supplement may be obtained from Wachovia Capital Markets, LLC, 7 Saint Paul Street, 1st Floor, Baltimore, MD 21202.

ABOUT AMERICAN CAPITAL
American Capital is a publicly traded buyout and mezzanine fund with capital resources of approximately $7 billion. American Capital invests in and sponsors management and employee buyouts, invests in private equity buyouts, provides capital directly to private and small public companies and through its asset management business is a manager of debt and equity investments in private companies and commercial loan obligations. American Capital provides senior debt, mezzanine debt and equity to fund growth, acquisitions, recapitalizations and securitizations.

This press release contains forward-looking statements. The statements regarding expected results of American Capital are subject to various factors and uncertainties, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, changes in regional, national and international economic conditions, and changes in the conditions of the industries in which American Capital has made investments.

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Bethesda, MD 20814
(301) 951-6122
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Info@AmericanCapital.com

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(301) 951-6122
(301) 654-6714 fax